CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Auto-Callable Securities due 2008	$3,700,000	$113.59

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 341 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated August 24, 2007
Rule 424(b)(2)
$3,700,000

GLOBAL MEDIUM-TERM NOTES, SERIES F Senior Fixed Rate Notes

Auto-Callable Securities due September 10, 2008 Based on the Value of the Common Stock of Apple Inc.
Unlike ordinary debt securities, the Auto-Callable Securities due September 10, 2008, Based on the Value of the Common Stock of Apple Inc., which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, if the securities have not been subject to automatic redemption, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the price of the Common Stock of Apple Inc., which we refer to as Apple Stock, over the term of the securities and on the final determination date, and which may be significantly less than the stated principal amount of the securities and could be zero.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay periodic interest on the securities.
•
If, on any of the first three determination dates, the closing price of Apple Stock is greater than its closing price on the date we price the securities for initial sale to the public, which we refer to as the initial share price and the pricing date, respectively, the securities will be automatically redeemed for a cash payment on the fifth business day following the related determination date, the amount of which will vary depending on the applicable determination date:

º
if the closing price on December 3, 2007, the first determination date, exceeds the initial share price, we will redeem the securities for $10.5875 (corresponding to 105.875% of the stated principal amount),

º
if the closing price on March 3, 2008, the second determination date, exceeds the initial share price, we will redeem the securities for $11.1750 (corresponding to 111.750% of the stated principal amount), or

º
if the closing price on June 3, 2008, the third determination date, exceeds the initial share price, we will redeem the securities for $11.7625 (corresponding to 117.625% of the stated principal amount).

•	At maturity, if the securities have not previously been redeemed, you will receive for each $10 stated principal amount of securities that you hold, an amount of cash equal to:
º
$12.35 (corresponding to 123.5% of the stated principal amount), if the closing price on September 3, 2008, which we refer to as the final share price and the final determination date, respectively, is greater than the initial share price, or

º
the $10 stated principal amount, if the final share price is less than or equal to the initial share price but the trading price of Apple Stock has not decreased to or below the specified trigger price at any time during the observation period (as defined below), or

º
$10 times the share performance factor, which will be less than or equal to 1.0, if the final share price is less than or equal to the initial share price and the trading price of Apple Stock has decreased to or below the specified trigger price at any time during the observation period.

➢	The initial share price is $135.30, which is the closing price of Apple Stock on the pricing date.
➢	The trigger price is $101.475, or 75% of the initial share price.
➢	The share performance factor will be equal to the final share price divided by the initial share price.
➢
The observation period is the period of regular trading hours on each trading day on which there is no market disruption event with respect to Apple Stock, from but excluding the pricing date to and including the final determination date.

•	Investing in the securities is not equivalent to investing directly in Apple Stock.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617475694.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.175	$9.825
Total	$3,700,000	$64,750	$3,635,250
________________
(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.1750 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of securities will be $9.9625 per security and $0.1375 per security, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of securities will be $9.94375 per security and $0.11875 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $9.9250 per security and $0.100 per security, respectively.

(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
MORGAN STANLEY
August 24, 2007

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Auto-Callable Securities due September 10, 2008 Based on the Value of the Common Stock of Apple Inc., which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of the common stock of Apple Inc., which we refer to as Apple Stock.  Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the closing price of Apple Stock is above the initial share price on any of the determination dates.

Each security costs $10
We, Morgan Stanley, are offering Auto-Callable Securities due September 10, 2008 Based on the Value of the Common Stock of Apple Inc., which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  If (i) the securities have not been redeemed prior to maturity, (ii) the final share price is less than the initial share price and (iii) the trading price of Apple Stock has decreased to or below the specified trigger price at any time during the observation period, we will pay to you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of Apple Stock.

The initial share price is $135.30, which is the closing price of Apple Stock on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.
The final share price will be the closing price of Apple Stock on September 3, 2008.
The trigger price for Apple Stock is $101.475, or 75% of the initial share price.

The observation period, with respect to Apple Stock, is the period of regular trading hours on each trading day on which there is no market disruption event with respect to Apple Stock during the period from but excluding the pricing date to and including the final determination date.

The securities will be automatically redeemed as early as December 3, 2007 if the closing price of Apple Stock is greater than the initial share price on any determination date
If the closing price of Apple Stock on any of the first three determination dates is greater than the initial share price, the securities will be automatically redeemed for the early redemption payment on the fifth business day following the related determination date.  The early redemption payment will be an amount of cash that will vary depending on the determination date:

•  If the closing price on December 3, 2007, the first determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of securities for $10.5875 (corresponding to 105.875% of the stated principal amount),

•  If the closing price on March 3, 2008, the second determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of securities for $11.1750 (corresponding to 111.750% of the stated principal amount), or

•  If the closing price on June 3, 2008, the third determination date, is greater than the initial share price, we will redeem each $10 stated principal amount of securities for $11.7625 (corresponding to 117.625% of the stated principal amount).

Payment at maturity depends on the price of Apple Stock
At maturity, if the securities have not previously been automatically redeemed, you will receive for each $10 stated principal amount of securities that you hold an amount of cash, which will vary depending upon the price of Apple Stock over the term of the securities and on the final determination date, equal to:

• $12.35 (corresponding to 123.5% of the stated principal amount), if the closing price on September 3, 2008, the final determination date, is greater than the initial share price,

•  the $10 stated principal amount, if the closing price on the final determination date is less than or equal to the initial share price but the trading price of Apple Stock has not decreased to or below the specified trigger price at any time during the observation period, or

•  $10 times the share performance factor, which will be less than or equal to 1.0, if the closing price on the final determination date is less than or equal to the initial share price and the trading price of Apple Stock has decreased to or below the specified trigger price at any time during the observation period;

where,

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $10 stated principal amount per security and could be zero.

For purposes of determining whether the closing price on any determination date is greater than the initial share price and whether the trading price of Apple Stock has decreased to or below the specified trigger price at any time during the observation period, the closing price and the trading price will be adjusted by the adjustment factor.  You should read about those adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Apple Stock,” “Description of Securities— Final Share Price,” “—Determination Closing Price,” “—Trading Price” and “—Antidilution Adjustments.”

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities at each early redemption date and at maturity assuming a variety of hypothetical closing prices on each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical prices of Apple Stock in the sections of this pricing supplement called “Description of Securities—Historical Information” on PS-25.

If a market disruption event occurs with respect to Apple Stock on any determination date or if a scheduled determination date is not a trading day, the applicable closing price for Apple Stock on such determination date will be determined on the next trading day on which no market disruption event occurs with respect to Apple Stock in accordance with “Description of Securities—Determination Dates.”  If a market disruption event occurs with respect to Apple Stock on the final determination date, the postponement of the final determination date for up to five trading days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing directly in Apple Stock.
Your return on the securities is limited by the early redemption feature and by the maximum payment at maturity
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity regardless of any greater positive performance of Apple Stock.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as three months.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MS & Co. will determine the closing price, the trading price of Apple Stock for purposes of determining whether the trigger price has been reached, whether the closing price on any of the first three determination dates is greater than the initial share price and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor for certain corporate events affecting Apple Stock that we describe in “Description of Securities—Antidilution Adjustments” and the payment that you will receive at maturity.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus and prospectus supplement called “Description of Debt Securities—Fixed Rate Debt Securities” and “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices,” respectively.

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The following examples illustrate the payout on the securities for a range of hypothetical closing prices on each of the four determination dates and, to illustrate the effect of the trigger price, a hypothetical trading price on a random observation date on which, for examples 6 – 10, we assume the lowest trading price occurs.

These examples are based on the following hypothetical terms:

•	initial share price: $140

•	trigger price forApple Stock: $105, which is 75% of the initial share price

•	early redemption payment:

º	$10.58 if early redemption occurs in December 2007

º	$11.15 if early redemption occurs in March 2008

º	$11.73 if early redemption occurs in June 2008

•	payment at maturity if the final share price is greater than the initial share price: $12.30

•	stated principal amount (per security): $10

In Examples 1 through 3, the price of Apple Stock fluctuates over the term of the securities and Apple Stock closes above the initial share price of $140 on one of the first three determination dates.  However, each example produces a different early redemption payment because the closing prices exceed the initial share price on different determination dates.  Because the closing price exceeds the initial share price on one of the first three determination dates, the securities are automatically redeemed as of the corresponding determination date.  Additionally, Example 4 illustrates that the decline of the trading price of Apple Stock to or below the trigger price on a random observation date does not affect the payout if the securities are automatically redeemed on one of the first three determination dates.

Determination Date	Example 1		Example 2		Example 3		Example 4
	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout
#1	$150	$10.58	$135	—	$135	—	$135	—
#2	—	—	$155	$11.15	$130	—	$130	—
#3	—	—	—	—	$143	$11.73	$143	$11.73
Random interim date	—	—	—	—	—	—	$90	—
Total Payout:	$10.58 in December 2007		$11.15 in March 2008		$11.73 in June 2008		$11.73 in June 2008

In each of Examples 5, 6, 7 and 8, the closing price on the first through third determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 5		Example 6		Example 7		Example 8
	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity
#1	$135	—	$135	—	$135	—	$135	—
#2	$110	—	$110	—	$110	—	$110	—
#3	$120	—	$120	—	$120	—	$120	—
Final determination date	$161	$12.30	$112	$10.00	$119	$8.50	$84	$6.00
Random interim date	$95	—	$108	—	$98	—	$84	—
Total Payout:		$12.30		$10.00		$8.50		$6.00

•
In Example 5, on the final determination date, the closing price has increased 15% above the initial share price to $161, and the payment at maturity equals $12.30 per security, representing a 23.0% return on your investment.  Even though the trading price decreased below the trigger price, the payment at maturity is unaffected because the closing price on the final determination date exceeds the initial share price.

•
In Example 6, on the final determination date, the closing price has decreased 20% below the initial share price to $112.  However, because the trading price has not decreased to or below the trigger price at any time during the observation period, the payment at maturity equals $10.00 per security, an amount equal to the $10.00 stated principal amount.

•
In Example 7, on the final determination date, the closing price has decreased to $119, which is 15% below the initial share price.  Because the trading price of Apple Stock on the random interim date decreased to $98, which is 30% below the initial share price and is below the trigger price, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.85, which results in a payment at maturity of $8.50 per security, representing a loss of 15% of the $10.00 stated principal amount.

•
In Example 8, on the final determination date, the closing price has decreased to $84, which is 40% below the initial share price.  Because the trading price of Apple Stock has decreased below the trigger price, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.6, which results in a payment at maturity of $6.00 per security, representing a loss of 40% of the $10.00 stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing directly in Apple Stock. This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee you the principal amount of the securities at maturity.  Instead, if the securities have not previously been automatically redeemed, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash based on the price of Apple Stock as follows:

•  Only if the final share price on the final determination date is greater than the initial share price will you receive an amount in cash greater than the stated principal amount at maturity. The payment will be $12.35 for each security you hold if the final share price is greater than the initial share price.

•  If the final share price is less than or equal to the initial share price but the trading price of Apple Stock has not decreased to or below the trigger price at any time during the observation period, you will receive the $10 stated principal amount per security.  The payment of only the $10 stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

•  If the final share price is less than the initial share price and if the trading price of Apple Stock has decreased to or below the trigger price at any time during the observation period, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of Apple Stock.  In such case, you may suffer a loss of a significant amount, or even all, of your investment in the securities.

See “Hypothetical Payouts on the Securities” on PS-7.

For purposes of determining whether the closing price on any determination date is greater than the initial share price and whether the trading price of Apple Stock has decreased to or below the trigger price at any time during the observation period, the closing price and the trading price will be adjusted by the adjustment factor.

Your appreciation potential is limited; securities subject to early redemption
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity regardless of any greater positive performance of Apple Stock.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as three months.

The securities will not be listed
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. currently intends to act as a market maker for the securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities. Because it is not possible to predict whether the market for the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the trading price of Apple Stock on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is only directly correlated to the prices of Apple Stock in certain circumstances, the securities will trade differently from Apple Stock.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in price) of Apple Stock;
• whether the trading price has been at or below the trigger price at any time during the observation period;
• interest and yield rates in the market;
• geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stock markets generally and that may affect the final share price;
• the time remaining until the next determination date(s) and the maturity of the securities;
• the occurrence of certain corporate events affecting Apple Stock that may or may not require an adjustment to the adjustment factor; and
• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if on that date the price of Apple Stock is at or below the initial share price, especially if at any time during the observation period the trading price of Apple Stock has fallen to or below the trigger price.

You cannot predict the future performance of Apple Stock based on its historical performance.  The price of Apple Stock may decrease so that you will receive at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decrease in the price of Apple Stock.  There can be no assurance that the price of Apple Stock will have increased on any determination date so that you will receive at maturity or on any earlier redemption date an amount that is greater than the principal amount of your investment.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Morgan Stanley is not affiliated with Apple Inc.
Apple Inc. is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of Apple Inc., including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  Apple Inc. has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to Apple Inc.

Morgan Stanley may engage in business with or involving Apple Inc. without regard to your interests
We or our affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests, including extending loans to, or making equity investments in, Apple Inc. or providing advisory services to Apple Inc., such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about Apple Inc.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc.  These research reports may or may not recommend that investors buy or hold the common stock of Apple Inc.

You have no shareholder rights
Investing in the securities is not equivalent to investing directly in Apple Stock.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Apple Stock.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Apple Stock
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting Apple Stock, such as stock splits and stock dividends, and certain other corporate actions involving Apple Inc., such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect Apple Stock.  For example, the calculation agent is not required to make any adjustments if Apple Inc. or anyone else makes a partial tender or partial exchange offer for Apple Stock, nor will adjustments be made following the final determination date.  If an event occurs that does not require the calculation agent to adjust the amount of cash payable at maturity, the price of the securities may be materially and adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the closing price, the trading price of Apple Stock for purposes of determining whether the trigger price has been reached, whether the closing price on any of the first three determination dates exceeds the initial share price and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor for certain corporate events affecting Apple Stock, and the payment that you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Antidilution Adjustments.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the securities
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the securities, including trading in Apple Stock, as well as in other instruments related to Apple Stock.  MS & Co. and some of our other subsidiaries also trade Apple Stock and other financial instruments related to Apple Stock on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the price of Apple Stock and, as a result, could have increased the price at which Apple Stock must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the prices of Apple Stock on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, the securities generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Income Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Auto-Callable Securities due September 10, 2008 Based on the Value of the Common Stock of Apple Inc., which we refer to as Apple Stock.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,700,000

Pricing Date	August 24, 2007

Original Issue Date (Settlement Date)	August 31, 2007

Maturity Date	September 10, 2008, subject to extension in the event of a Market Disruption Event on the final Determination Date.

If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed.  See “—Determination Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price
$10 per Security, provided that the price to public for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of Securities will be $9.9625 per Security; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Securities will be $9.94375 per Security; and for the purchase by any single investor of $5,000,000 or more principal amount of Securities will be $9.9250 per Security.

CUSIP Number	617475694

Denominations	$10 and integral multiples thereof

Early Redemption
If the Determination Closing Price on any of the first three Determination Dates is greater than the Initial Share Price, we will redeem all of the Securities on the fifth Business Day following such Determination Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

If, due to a Market Disruption Event or otherwise, any of the first three Determination Dates is postponed so that it falls less than two scheduled Trading Days prior to the applicable scheduled Early Redemption Date, the Early Redemption Date will be the second scheduled Trading Day following that Determination Date as postponed.  See “—Determination Dates” below.

In the event that the Securities are subject to Early Redemption, we shall, or shall cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption of the Securities and the applicable Early Redemption Payment, including specifying the payment date of the applicable amount due upon the Early Redemption, to the Trustee and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Early Redemption Date.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will equal:

• $10.5875 (corresponding to 105.875% of the Stated Principal Amount) if Early Redemption occurs in December 2007,
• $11.1750 (corresponding to 111.750% of the Stated Principal Amount) if Early Redemption occurs in March 2008, or
• $11.7625 (corresponding to 117.625% of the Stated Principal Amount) if Early Redemption occurs in June 2008.
Payment at Maturity	Unless the Securities have been previously automatically redeemed, you will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

• $12.35 (corresponding to 123.5% of the Stated Principal Amount) if the Final Share Price is greater than the Initial Share Price, or

•  the $10 Stated Principal Amount, if the Final Share Price is less than or equal to the Initial Share Price but the Trading Price has not decreased to or below the Trigger Price at any time during the Observation Period, or

•  the $10 Stated Principal Amount of each Security times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price and the Trading Price has decreased to or below the Trigger Price at any time during the Observation Period.  Because the Share Performance Factor will be less than or equal to 1.0, this payment will be less than or equal to $10 and could be zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Share Price	$135.30

Final Share Price	The product of (i) the Closing Price and (ii) the Adjustment Factor, each as determined by the Calculation Agent on the final Determination Date.

Share Performance Factor	The Share Performance Factor equals the Final Share Price divided by the Initial Share Price, as described by the following formula:

Trigger Price	$101.475, which is 75% of the Initial Share Price.

Determination Closing Price	The product of (i) the Closing Price and (ii) the Adjustment Factor, each as determined by the Calculation Agent on any Determination Date prior to the final Determination Date.

Closing Price	The Closing Price for one share of Apple Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

•  if Apple Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Apple Stock (or any such other security) is listed or admitted to trading,

• if Apple Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

•  if Apple Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If Apple Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Apple Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to Apple Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for Apple Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Apple Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.

Trading Price	The product of (i) the Intraday Price and (ii) the Adjustment Factor, each as determined by the Calculation Agent at any time on any day.

Intraday Price	Intraday Price for one share of Apple Stock (or one unit of any other security for which an intraday price must be determined) at any time during any Trading Day (including at the close) means:

•  if Apple Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than the NASDAQ), the most recently reported sale price, regular way, at such time during the principal trading session on such day on the principal national securities exchange registered under the Exchange Act on which Apple Stock (or any such other security) is listed or admitted to trading,

•  if Apple Stock (or any such other security) is a security of the NASDAQ, the most recently reported sale price, regular way, at such time during the principal trading session on such day quoted by the NASDAQ, or

•  if Apple Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the most recently reported sale price at such time during the principal trading session on the OTC Bulletin Board on such day.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting Apple Stock. See “—Antidilution Adjustments” below.

Observation Period
The Observation Period is the period of regular trading hours on each Trading Day during the period from but excluding the Pricing Date to and including the final Determination Date; subject to adjustment for non-Trading Days or a Market Disruption Event as described in “—Determination Dates” below.

Determination Dates	December 3, 2007, March 3, 2008, June 3, 2008 and September 3, 2008, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If any Determination Date is not a Trading Day or if there is a Market Disruption Event on such day, such Determination Date shall be the next succeeding Trading Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Trading Days immediately succeeding such scheduled Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Determination Closing Price or the Final Share Price, as applicable, on such fifth Trading Day in accordance with the third and fourth sentences of “—Closing Price” above.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, the NASDAQ, Chicago Mercantile Exchange Inc. and Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All dollar amounts related to determination of the amount of cash payable per Security will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Trading Price, the Determination Closing Price, the Final Share Price, any adjustment to the Adjustment Factor for certain extraordinary dividends or corporate events affecting Apple Stock or whether a Market Disruption Event has occurred.  See “—Determination Dates” above and “—Antidilution Adjustments” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to Apple Stock:

(i) a suspension, absence or material limitation of trading of Apple Stock on the primary market for Apple Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Apple Stock as a result of which the reported trading prices for Apple Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Apple Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Apple Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Apple Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Apple Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date; provided, that if the product of the Closing Price and the Adjustment Factor, each as determined on the date of acceleration, is greater than the Initial Share Price, the amount declared due and payable per Security shall be an amount calculated as if the date of acceleration were the next succeeding Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Antidilution Adjustments
1. If Apple Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Apple Stock.

2. If Apple Stock is subject (i) to a stock dividend (issuance of additional shares of Apple Stock) that is given ratably to all holders of shares of Apple Stock or (ii) to a distribution of Apple Stock as a result of the triggering of any provision of the corporate charter of Apple Inc., then once the dividend has become effective and Apple Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of

(i) the number of shares issued with respect to one share of Apple Stock and (ii) the prior Adjustment Factor.

3. If Apple Inc. issues rights or warrants to all holders of Apple Stock to subscribe for or purchase Apple Stock at an exercise price per share less than the Closing Price of Apple Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of Apple Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Apple Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Apple Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Apple Stock which the aggregate offering price of the total number of shares of Apple Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4. There will be no adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to Apple Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to Apple Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for Apple Stock by an amount equal to at least 10% of the Closing Price of Apple Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in Apple Stock on the primary U.S. organized securities exchange or trading system on which Apple Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend.  If an Extraordinary Dividend occurs with respect to Apple Stock, the Adjustment Factor with respect to Apple Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Apple Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Apple Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive.  A distribution on Apple Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of Apple Stock, including, without limitation, as a result of the issuance of any tracking stock by Apple Inc., (ii) Apple Inc. or any surviving entity or subsequent surviving entity of Apple Inc. (the “Apple Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Apple Inc. or any Apple Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Apple Inc. is liquidated, (v) Apple Inc. issues to all of its shareholders equity securities of an issuer other than Apple Inc. (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Apple Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an Early Redemption has occurred and the amount payable upon an Early Redemption Date or at maturity for each Security will be as follows:

•  Upon any Determination Date following the effective date of a Reorganization Event and prior to the final Determination Date: If the Exchange Property Value (as defined below) is greater than the Initial Share Price, the Securities will be automatically redeemed for the Early Redemption Payment on the Early Redemption Date; or

•  Upon the final Determination Date, if the Securities have not been previously automatically redeemed: You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

o $12.35 if the Exchange Property Value on the final Determination Date is greater than the Initial Share Price, or

o  the $10 Stated Principal Amount, if the Exchange Property Value on the final Determination Date is less than or equal to the Initial Share Price but (x) the Trading Price has not decreased to or below the Trigger Price at any time during the period of regular trading hours on each Trading Day during the period from but excluding the Pricing Date to but excluding the effective date of the Reorganization Event and (y)

the Exchange Property Value at any time on any Trading Day from and including the effective date of the Reorganization Event to and including the final Determination Date has not decreased to or below the Trigger Price, or

o  the $10 Stated Principal Amount of each Security times the amount equal to the Exchange Property Value divided by the Initial Share Price, if the Exchange Property Value on the final Determination Date is less than or equal to the Initial Share Price and (x) the Trading Price has decreased to or below the Trigger Price at any time during the period of regular trading hours on each Trading Day during the period from but excluding the Pricing Date to but excluding the effective date of the Reorganization Event or (y) the Exchange Property Value at any time on any Trading Day from and including the effective date of the Reorganization Event to and including the final Determination Date has decreased to or below the Trigger Price.

For purposes of determining whether or not the Exchange Property Value has decreased to or below the Trigger Price at any time on any Trading Day from and including the time of the Reorganization Event to and including the final Determination Date and whether or not the Exchange Property Value is greater or less than or equal to the Initial Share Price, (a) “Exchange Property” means securities, cash or any other assets distributed to holders of Apple Stock in or as a result of any such Reorganization Event, including (i) in the case of the issuance of tracking stock, the reclassified share of Apple Stock, (ii) in the case of a Spin-off Event, the share of Apple Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where Apple Stock continues to be held by the holders receiving such distribution, Apple Stock and (b) “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of Apple Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of Apple Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the intraday price, as of the time at which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of Apple Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in this pricing supplement to “Apple Stock” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of Apple Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the Adjustment Factor will be made up to the close of business on the final Determination Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the Trading Price or the Determination Closing Price or the Final Share Price of Apple Stock, including, without limitation, a partial tender or exchange offer for Apple Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Apple Stock;
Public Information
Apple Inc. designs, manufactures, and markets personal computers and related software, services, peripherals, and networking solutions, and also designs, develops, and markets a line of portable digital music players along with related accessories and services, including the online sale of third-party audio and video products.  Apple Stock is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-10030.  In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to Apple Stock or other securities of Apple Inc.  We have derived all disclosures contained in this pricing supplement regarding Apple Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Apple Stock have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of Apple Stock.

We and/or our affiliates may presently or from time to time engage in business with Apple Inc., including extending loans to, or making equity investments in, Apple Inc. or providing advisory services to Apple Inc., including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Apple Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to Apple Inc., and these reports may or may not recommend that investors buy or hold Apple Stock.  As a prospective purchaser of a Security, you should undertake an independent investigation of Apple Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in Apple Stock.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as any dividends paid, for each quarter in the period from January 1, 2004 through August 24, 2007.  The graph following the table sets forth the historical Closing Prices of Apple Stock for the period from January 1, 2004 through August 24, 2007.  The Closing Price on August 24, 2007 was $135.30.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of Apple Stock should not be taken as an indication of future performance, and no assurance can be given as to the prices of Apple Stock on the Determination Dates or at any time during the Observation Period.

The Trading Price may decrease to or below the Trigger Price at any time during the Observation Period and Apple Stock may close on the final Determination Date below the Initial Share Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities.  We cannot give you any assurance that the price of Apple Stock will increase so that at maturity or upon an early redemption you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the price of Apple Stock on the Determination Dates and, in certain circumstances, during the Observation Period.

If the Securities have not previously been automatically redeemed, and the Trading Price has decreased to or below its specified Trigger Price at any time during the Observation Period and the Final Share Price is less than the Initial Share Price, you will lose money on your investment.

Common Stock of Apple Inc.	High	Low	Dividends
2004
First Quarter	$13.96	$10.64	—
Second Quarter	$16.85	$12.89	—
Third Quarter	$19.38	$14.57	—
Fourth Quarter	$34.22	$19.15	—
2005
First Quarter	$45.07	$31.65	—
Second Quarter	$43.74	$34.13	—
Third Quarter	$53.84	$36.50	—
Fourth Quarter	$74.98	$49.25	—
2006
First Quarter	$85.59	$58.71	—
Second Quarter	$71.89	$56.02	—
Third Quarter	$77.61	$50.67	—
Fourth Quarter	$91.81	$73.23	—
2007
First Quarter	$97.10	$83.27	—
Second Quarter	$125.09	$90.24	—
Third Quarter (through August 24, 2007)	$146.00	$117.05	—

Historical Closing Prices of Apple Stock
January 1, 2004 through August 24, 2007

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in Apple Stock or in options contracts on Apple Stock listed on major securities markets. Such activity could have increased the Closing Price of Apple Stock on the Pricing Date, and therefore could have effectively increased the amount by which Apple Stock must increase on the Determination Dates before you would receive upon an early redemption or at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Determination Dates, by purchasing and selling Apple Stock, options contracts on Apple Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Determination Dates.  We cannot give any assurance that our hedging activities will not affect the price of Apple Stock and, therefore, adversely affect the value of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.9625 per security and the agent’s commissions will be $0.1375 per security for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.94375 per security and the agent’s commissions will be $0.11875 per security for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.9250 per security and the agent’s commissions will be $0.1000 per security for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Securities.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on August 31, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or of Apple Stock.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).

Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion only applies to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• dealers in securities or foreign currencies;

•  investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or those who hold the Securities as part of a constructive sale transaction or constructive ownership transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

In addition, we have not determined whether the issuer of Apple Stock will be considered a “United States real property holding corporation” within the meaning of Section 897 of the Code and the effect of Section 897 of the Code on the tax consequences to a non-U.S. investor of an investment in and ownership of the Securities.  A non-U.S. investor should consult its own tax advisors regarding the U.S. federal tax consequences of an investment in and ownership of the Securities.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Each Security should be treated as asingle financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities will equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale,  exchange or early redemption of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled.  Any capital gain or loss recognized upon sale, exchange, early redemption or settlement of a Security should be long-term capital gain or loss if for U.S. federal income tax purposes the holding period of the Securities is greater than one year at the time of sale, exchange, or settlement.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the

IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”).

If the IRS were successful in asserting that the Contingent Payment Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Security.

Tax Treatment upon Sale, Exchange or Settlement of a Security

In general.  Assuming the characterization of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.